Exhibit 99.3

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Media Contact Lisa Tschampl mediarelations@bc.com	Investor Relations Contact Kelly Hibbs investor@bc.com
For Immediate Release: February 20, 2024
Boise Cascade announces leadership transitions

BOISE, Idaho – Boise Cascade Company ("Boise Cascade" or "the Company") (NYSE: BCC) today announced two executive leadership transitions.

Mike Brown, Executive Vice President of Wood Products, will retire effective May 3, 2024. The board of directors approved the promotion of Troy Little as his successor. Mike joined Boise Cascade in 1999, serving in several key leadership positions throughout his tenure while successfully navigating ups and downs of the housing market. Troy has 33 years of service with the Company. He provides a broad range of experience in finance, strategy, commodity sales, and operational leadership, including serving as Region Manager for six manufacturing facilities in Oregon. Troy was promoted to Vice President in 2021 and Senior Vice President in 2023.

Erin Nuxoll, Senior Vice President of Human Resources, will also retire effective May 3, 2024. The board of directors approved the promotion of Angella Broesch to Vice President, Human Resources. Erin has 30 years of service with Boise Cascade, and along with her many accomplishments, she most recently guided the implementation of a new Companywide HR technology platform. Angella began her career with Boise Cascade’s internal audit team in 2013. In 2020, she transitioned to lead the HR center of expertise for benefits and compensation. Angella was promoted to Senior Director of Corporate HR in 2022. Prior to joining the Company, she worked at MarkMonitor and KPMG.

“We have been very intentional in our leadership succession planning and expect a smooth transition,” said Nate Jorgensen, CEO. “I want to offer my sincere thanks and appreciation to Mike and Erin for their years of service and many contributions to the Company. I offer my congratulations to Troy and Angella on their new roles. Both of these leaders are guided by our core Values, and I know they will bring new perspectives and ideas to advance our success.”

“I appreciate the strategic focus that our management team places on leadership development and succession planning,” said Tom Carlile, board chair. “I am confident that Boise Cascade is well positioned for continued success.”

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward-Looking Statements:

This press release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual events to differ from the expectations expressed in this release. Factors that could cause actual events to differ materially from forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.